Exhibit 3.3

CERTIFICATE OF REGISTERED SERIES

OF

HPS REAL ASSETS LENDING COMPANY LP - SERIES I

This Certificate of Registered Series of HPS Real Assets Lending Company LP - Series I (the “Series”), a registered series of HPS Real Assets Lending Company LP, a Delaware limited partnership, dated as of September 26, 2025, is being duly executed and filed by HREAL GP, LLC, being the sole general partner of the Series, to form a registered series under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1. Name of Partnership. The name of the limited partnership is HPS Real Assets Lending Company LP.

2. Name of Registered Series. The name of the registered series is HPS Real Assets Lending Company LP - Series I.

3. General Partner. The name and the mailing address of the sole general partner of the Series are:

HREAL GP, LLC

40 West 57th Street, 33rd Floor

New York, New York 10019

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Registered Series as of the date first-above written.

HREAL GP, LLC, as general partner of the Series By: HPS Partners Holdings II, LLC, its sole member

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer